Exhibit 99.1

DEER VALLEY CORPORATION REPORTS INCREASE IN NET INCOME AVAILABLE TO COMMON SHAREHOLDERS FOR THE FOURTH QUARTER

Tampa, FL

April 10, 2007

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), today announced fourth quarter earnings for 2006. Charles G. Masters, the Company’s CEO, commented, “In a news release dated January 24, 2007, we announced unaudited revenue of $16.6 million for the fourth quarter, which was 42.8% above the revenue recorded during comparable period in 2005 by Deer Valley Hombuilders, Inc, the Company’s operating subsididary. Today the Company is announcing unaudited positive net income of $815,968 for the fourth quarter of 2006.

The corresponding net income and per share earnings for the first three quarters of 2006 had been depressed by a non-cash write-off of the “beneficial conversion feature” related to the terms of a sale of preferred shares early in 2006. With the realization of said “deemed dividend” to shareholders in the third quarter, the impact of the beneficial conversion features upon the Company’s financial statements ceased in that quarter. We believe that the positive fourth quarter earnings better communicate the true financial health of the Company, and we are delighted to be able to report these earnings to our shareholders.”

The Company reminded shareholders that in response to an anticipated 40 year low in industry shipment rates during the first half of 2007, the Company announced in the January 24th news release that it planned to curtail production by approximately 20% during the first two quarters of 2007. That plan has been put into effect. The Company’s CEO, Charles G. Masters, further noted, “Running counter to the anticipated market weakness which was confirmed in the first quarter of 2007, the Company is experiencing a surge in requests for proposals for multiple unit purchases of new modular homes. The Company anticipates submitting bids in response to several of the requests for proposals. Most of these homes are slated to be delivered to the Gulf Coast reconstruction area beginning in the third quarter of 2007.”

About Deer Valley

Deer Valley Corporation is a growth oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin and Sulligent, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. The management of the Company has over 125 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley’s results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as “forecast”, “seek”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “budget”, “project”, “may be”, “may continue”, “may likely result”, and similar expressions. Such forward-looking statements speak only as of the date of this release, and Deer Valley undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

The corporate offices of Deer Valley are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634.

Additional information can be found at http://www.deervalleycorp.com.

Contact Information:

Investor Relations Consulting Group:

Paul DeRiso (925) 262-8234

Paul@coreconsultingroup.com
www.coreconsultingroup.com

Deer Valley Corporation, Tampa, Florida

Charles G. Masters (813) 885-5998

cmasters@deervalleycorp.com
www.deervalleycorp.com